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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

                  Agreement made this 26th day of February 1999 (the "Effective Date"), between Marvin E. Melson (the "Executive") and National Bancshares Corporation of Texas, a Texas corporation (the "Company").

                  The Board of Directors of the Company (the "board") desires to provide for the employment of the Executive as Chief Executive Officer ("CEO") and the Executive is willing to commit himself to serve the Company and the Board, on the terms and conditions herein provided.

                  In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement (the "Agreement") on the terms and conditions set forth below. Accordingly, in consideration of the premises and respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                  1. EMPLOYMENT. The Company hereby agrees subject to the approval of the Board to employ the Executive, and the Executive agrees to serve the Company, on the terms and conditions set forth herein.

                  2. TERM. The term of this Agreement shall commence as of the date hereof and shall continue for two years. Upon the expiration of the initial two (2) year term, this Agreement shall be automatically renewed for successive periods of one (1) year each, unless, not later than thirty (30) days prior to the end of the initial term or any renewal term, the Company shall have given notice to Executive or the Executive shall have given notice to the Company that either of them does not wish to extend this Agreement. The first one (1) year renewal period shall commence on the first day immediately following the conclusion of the initial two year term.

                  3. POSITION AND DUTIES. The Executive shall serve at the pleasure and direction of the Board as the Chief Executive Officer of the Company and shall have such responsibilities, duties and authority reasonably accorded to and expected of a Chief Executive Officer with the Executive's skills, knowledge and background and as may from time to time be prescribed by to pursuant to the Company's Bylaws. The Executive shall devote substantially all his working time and effort to the affairs of the Company and shall not during the term of this Agreement render any services of a business, commercial or professional nature to any person or organization other than the Company or to be engaged in any business activity whether or not such business activity is pursued for gain profit or other pecuniary advantage, without the prior written consent of the Board; but this clause shall not be construed as preventing the executive from engaging in passive investments, when such investments will not interfere with the Executive's full-time employment by the Company.

                  4. PLACE OF PERFORMANCE. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in the city of San Antonio, State of Texas, or at any of its banking subsidiaries locations.

                  5.  COMPENSATION AND RELATED MATTERS.

                           a.  SALARY.  During the term of the employment set
forth in Section 2, the Company shall pay to the Executive an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000.00) such salary to be paid in substantially equal semi-monthly installments. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensations, tax benefit or other benefit plans of the Company.

                           b.  EXPENSES.  During the term of the Executive's
employment hereunder, the Executive shall be entitled to receive prompt reimbursement of all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all travel, living and/or office expenses while away from home or business at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                           c.  OTHER BENEFITS.  It is agreed that the
benefits that the Executive and members of his immediate family shall receive shall be generally those available to the executive officers of the Company (including without limitation such retirement plans, incentive compensation plans, medical plans, service plans, life insurance plans and disability plans as the Company may from time to time maintains). The Company and the Executive will agree upon discretionary bonus and stock incentive plans based upon performance. The parties agree that these benefits shall continue for so long as the Executive continues to serve the Company.

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                           d.  VACATIONS.  The Executive shall be entitled to no
less than four (4) weeks paid vacation per year during the initial term of this Agreement (and no less than four (4) weeks paid vacation per year during each renewal term), and to compensation in respect of earned but unused vacation days, determined in accordance with the Company's then current vacation policy. The Executive shall also be entitled to all paid holidays and personal days given by the Company for its executives.

                           e.  SERVICE FURNISHED.  The Company shall furnish the
Executive with office space, stenographic assistance and such other facilities as shall be suitable to the Executive position and adequate for the performance of his duties as set forth in Section 3 hereof. The Company will also furnish the use of a company auto or will reimburse the Executive for auto rental expenses related to his employment by the Company should no company auto be available.

                  6. TERMINATION. The Executive's employment hereunder may be terminated without breach of this Agreement only under the following circumstances:

                           a.  DEATH.  The Executive's employment hereunder
shall terminate upon his death.

                           b.  DISABILITY.  If, as a result of the Executive's
incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for the entire period of three (3) consecutive months, and within thirty (30) days after written Notice of Termination (as defined in subsection (e) of this Section 6 is given (which may occur before or after the end of such three (3) month period, the Executive shall not have returned to the performance of his duties hereunder, the Company may terminate the Executive's employment hereunder.

                           c.  CAUSE.  The Company may terminate the Executive's
employment hereunder for Cause (as defined herein). For purposes of this Agreement, The Company shall have "Cause" to terminate the Executive's employment hereunder for (i) the Executive's negligence in the performance or intentional nonperformance (continuing for the ten (10) days after receipt of written notice of need to cure) of any of the Executive's responsibilities to the Company hereunder, (ii) the Executive's willful commission of any criminal act of fraud with respect to the Company or which may affect the reputation of the Company adversely, (iii) the Executive's willful dishonesty, (iv) the Executive's willful gross misconduct, or (v) the Executive's willful violation of a material condition of his employment by the Company (continuing for ten
(10) days after receipt of written notice of need to cure.

                           d.  TERMINATION BY THE EXECUTIVE.  This Agreement may
be terminated by the Executive should the Company fail to observe or perform any of the provisions of this Agreement required to be observed or performed by the Company. The Executive shall give the Company written notice of the breaches or failure on the Company's part and the Company's shall have thirty (30) days within which to cure such violation. Any violation cured within this thirty (30) day periods shall be as though it had never existed. Any violation that continues to exist at the end of the thirty (30) day period shall, at the Executive's option, give rise to the termination of this Agreement except as otherwise provided herein.

                           e.       Any termination of the Executive's
employment by the Company or by the Executive (other than termination pursuant to subsection 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

                           f.       "Date of Termination" shall mean (i) if the
Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection 6(b) above, thirty (30) days after Notice of Termination is given and effective (provided that the Executive shall not have returned to the performance of his duties during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to subsection 6(c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                  7.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                           a.       During any period that the Executive fails
to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to subsection 6(b) hereof (a "Disability Termination"); and, after such Disability Termination, the Company shall pay the Executive one hundred percent (100%) of the salary he would have otherwise received under Section 5 hereof for the partial term remaining in the then current term of this Agreement plus an


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additional amount calculated pursuant to subsection 7(d)(B), and payment so made to the Executive shall be in addition to, and not in lieu of, any disability benefits payable under policies or programs maintained by the Company.

                           b.       If the Executive's employment is terminated
by his death, the Company shall pay any amounts due to the Executive under
Section 5 through the date of his death, and the Company shall thereafter pay his legal representative or any beneficiary designated by him in writing one hundred percent (100%) of the salary he would have otherwise received under
Section 5 hereof for the partial term remaining in the current term of this Agreement plus an additional amount calculated pursuant to subsection 7(d)(B). Any payment under this subsection 7(b) shall be in addition to, and not in lieu of, any periodic payments of death benefits payable under policies or programs maintained by the Company.

                           c.       If the Executive's employment shall be
terminated by the Company for Cause or by the Executive other than pursuant to subsection 6(d) the Company shall pay the amounts due under Section 5 through Date of Termination.

                           d.       If (i) the Executive's employment is
terminated by the Company for any reason other than for Cause, (ii) the Company elects not to renew this Agreement pursuant to Section 2, hereof, of (iii) the Executive shall terminate his employment pursuant to subsection 6(d), then the Company shall pay to the Executive the following:

                                    A.      any and all amounts due under
Section 5(a) through the date of Termination; and

                                    B.      the greater of the amount of salary
the Executive would otherwise have received under Section 5 hereof for the partial term remaining in the then current term remaining in the then current term of this Agreement or six (6) months salary at the rate then in effect for such period. This amount shall be paid as a lump sum to the Executive within Thirty (30) days of the termination of his employment.

                  8. INDEMNIFICATION. To the full extent authorized or permitted by the laws of the State of Texas as from time to time in effect, the Company shall hold harmless and indemnify the Executive against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including, but not limited to attorney's fees), incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, to which the Executive is made or is threatened to be made a party by reason of the fact that the Executive then is or was a director or officer of the Company, or then serves any other corporation, partnership, joint venture, trust, employment benefit plan or other enterprise in any capacity at the request of the Company. To the fullest extent so permitted, the foregoing shall in any actual or threatened proceeding require the Company to advance expenses on behalf of the Executive as said expenses are incurred.

                  9. CONFIDENTIAL INFORMATION. The Executive recognizes that as a key employee of the Company, the Executive has and will continue to occupy a position of trust with respect to such business information of a secret or confidential nature which is or will respect will become the property of the Company or any of its subsidiaries or affiliates and which has been or will be used by or imparted to the Executive from time to time in the course of the Executive's duties. The Executive therefore agrees that for so long as any such information of a secret or confidential nature shall remain confidential or otherwise remain wholly or partially protected, either during the course of the Executive's employment or thereafter, the Executive will not at any time use, divulge, furnish or make accessible to any person outside of the Company (or any subsidiaries or affiliates thereof) any information.

                  10. BINDING AGREEMENT. This Agreement and all right of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiary set forth in a written Beneficiary Designation filed with the Company or, if there be no such designated beneficiary, to the Executive's estate.


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                  11. NOTICES. For purposes of this Agreement, notices, demands, requests and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid addressed as follows:

                  If to the Executive:

                  Marvin E. Melson
                  20918 Cactus Loop
                  San Antonio, Texas 78258
                  If to the Company:

                  National Bancshares Corporation of Texas
                  12400 Highway 281 North
                  San Antonio, Texas  78216

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change or address shall be effective only upon receipt.

                  12. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  13. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not effect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

                  15. ARBITRATION. Any disputes or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in San Antonio, Texas in accordance with the rules of the American Arbitration Associate then in effect. The arbitrators do not have the authority to add to, detract from or modify any provisions hereof. The arbitrators do have the authority to order reinstatement and/or back-pay in the event the arbitrators determine that the Executive was not terminated for Cause, as defined in subsection 6(c) hereof. Each party shall have an opportunity to present evidence on the issues in dispute before the arbitrator and each party may be represented by legal counsel. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitrators shall decide which party will bear the expenses of such arbitration (including attorneys' fees).


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                  16. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all other prior agreement, promised, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is terminated and cancelled.

              IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NATIONAL BANCSHARES CORPORATION OF TEXAS (the "Company")


By:
   -----------------------
         Jay H. Lustig
         Chairman

--------------------------
         Marvin E. Melson
         (the "Executive")


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